EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) is made September 17, 2018 (“Effective Date”), by and between BioTime, Inc. (the “Company”), a California corporation, and Brian Michael Culley (“Executive”).

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Engagement; Position and Duties.

(a) Position and Duties. The Company agrees to employ Executive in the position of sole Chief Executive Officer perform his duties as the Board of Directors of the Company (the “Board of Directors”) may from time to time direct or require. Without limiting the generality of the immediately preceding sentence, Executive shall manage the Company’s corporate strategy and development and implementation, manage product development, oversee operations, and serve as the main contact for institutional investors and the Board of Directors. Executive shall report to the Board of Directors. Executive shall devote his best efforts, skills and abilities, on a full-time basis, exclusively to the Company’s business. Executive covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors or the Company (“Policies”).

(b) Performance of Services for Related Companies. In addition to the performance of services for Company, Executive shall, to the extent so required by Company, also perform services for one or more members of a consolidated group of which Company is a part (“Related Company”), provided that such services are consistent with the kind of services Executive performs or may be required to perform for Company under this Agreement. If Executive performs any services for any Related Company, Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Related Company. The Policies will govern Executive’s employment by Company and any Related Companies for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies as may established from time to time by the board of directors of any Related Company for which Executive performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by Company.

(c) No Conflicting Obligations. Executive represents and warrants to Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies.

(d) No Unauthorized Use of Third Party Intellectual Property. Executive represents and warrants to Company that Executive will not use or disclose, in connection with Executive’s employment by Company or any Related Company, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that Company or a Related Company holds a valid license or other written permission for such use from the owner(s) thereof. Executive represents and warrants to Company that Executive has returned all property and confidential information belonging to any prior employer, other than his current consulting clients.

2. Compensation

(a) Salary. During the term of this Agreement, Company shall pay to the Executive a salary of $530,000.00 annually. Executive’s salary shall be paid in equal semi-monthly installments, consistent with Company’s regular salary payment practices. Executive’s salary may be increased from time-to-time by Company, in Company’s sole and absolute discretion, without affecting this Agreement.

(b) Bonus. Executive may be eligible for an annual bonus of up to 50% of his annual salary, as may be approved by the Board of Directors in its discretion, based on Executive’s achievement of predetermined Company and individual objectives set by the Board of Directors, or the Compensation Committee of the Board of Directors, from time to time. Executive also agrees that the Board of Directors and Company are not obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Executive’s employment, or to pay Executive a bonus unless a bonus is earned under the terms and conditions of any bonus plan adopted by Company.

(c) Expense Reimbursements. Company or a Related Company shall reimburse Executive for reasonable travel and other business expenses (but not expenses of commuting to his primary workplace) incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Policies and procedures in effect from time to time, and provided that Executive submits supporting vouchers. Company will additionally reimburse the travel costs (including airfare and transfer to/from airport) for Executive’s round trip travel between Alameda and his home in San Diego not more often than once each week, in accordance with Company’s employee travel policies. Company will also provide up to $3,900/month for lodging in Alameda, California.

(d) Benefit Plans. Executive may be eligible (to the extent Executive qualifies) to participate in certain retirement, pension, life, health, accident and disability insurance, equity incentive plan or other similar employee benefit plans which may be adopted by Company for its executive officers or other employees. Company and the Related Companies have the right, at any time and without any amendment of this Agreement, and without prior notice to or consent from Executive, to adopt, amend, change, or terminate any such benefit plans that may now be in effect or that may be adopted in the future, in each case without any further financial obligation to Executive; provided that such unilateral change does apply to Executive in a manner different than other Company executives or employees of a comparable executive level, except for changes required by applicable federal, state, or local law, or implemented in response to any change of federal, state or local law or regulation Any benefits to which Executive may be entitled under any benefit plan shall be governed by the terms and conditions of the applicable benefit plan, and any related plan documents, as in effect from time to time. If Executive receives any grant of stock options or stock or stock related equity awards (“Awards”) under any stock option plan, stock purchase plan, or other equity incentive plan of Company (an “Equity Plan”), the terms and conditions of the Award, and Executive’s rights with respect to the Award, shall be governed by (i) the terms of the Equity Plan, as the same may be amended from time to time, and (ii) the terms and conditions of any stock option agreement, stock purchase agreement, or other agreement that Executive may sign or be required to sign with respect to any Award.

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(e) Vacation; Sick Leave. Executive shall be entitled to 20 paid time off days (accrued on a biweekly pay period basis and capped at 1.5 times the yearly accrual), 24 hours of annual sick leave, without reduction in compensation, during each calendar year, or as may be provided by the Policies. Executive’s vacation shall be taken at such time as is consistent with the needs and Policies of Company and its Related Companies. All vacation days and sick leave days shall accrue annually based upon days of service. Executive’s right to leave from work due to illness is subject to the Policies and the provisions of this Agreement governing termination due to disability, sickness or illness. The Policies governing the disposition of unused vacation days and sick leave days remaining at the end of Company’s fiscal year shall govern whether unused vacation days or sick leave days will be paid, lost, or carried over into subsequent fiscal years.

3. Competitive Activities. During the term of Executive’s employment, and for twenty-four months thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by Company or any Related Company. During the term of Executive’s employment, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of Company or any Related Company. Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of Company’s or a Related Company’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of Company or a Related Company. Executive has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing such use or disclosure of Confidential Information and preventing such competitive harm.

4. Inventions/Intellectual Property/Confidential Information. Employee acknowledges the execution and delivery to Company of an Employee Confidential Information and Inventions Assignment Agreement” (the “Confidentiality and IP Agreement”), attached hereto as Exhibit A.

5. Termination of Employment. Executive understands and agrees that Executive’s employment has no specific term. This Agreement, and the employment relationship, are “at will” and may be terminated by Executive or by Company (and the employment of Executive by any Related Company by be terminated by the Related Company) with or without cause at any time by notice given orally or in writing. Except as otherwise agreed in writing or as otherwise provided in this Agreement, upon termination of Executive’s employment, Company and the Related Companies shall have no further obligation to Executive, by way of compensation or otherwise, as expressly provided in this Agreement or in any separate employment agreement that might then exist between Executive and a Related Company.

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(a) Payments Due Upon Termination of Employment. Upon termination of Executive’s employment with Company at any time and for any reason, in the event of the termination of Executive’s employment by Company for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive only the severance benefits set forth below, but Executive will not be entitled to any other compensation, award, or damages with respect to Executive’s employment or termination of employment.

(i) Termination for Cause, Death, Disability, or Resignation. In the event of the termination of Executive’s employment by Company for Cause, or termination of Executive’s employment as a result of death, Disability, or resignation, Executive will be entitled to receive payment for all accrued but unpaid salary actually earned prior to or as of the date of termination of Executive’s employment, and vacation or paid time off accrued as of the date of termination of Executive’s employment. Executive will not be entitled to any cash severance benefits or additional vesting of any stock options or other equity or cash awards.

(ii) Termination Without Cause; Resignation For Good Reason. In the event of termination of Executive’s employment by Company without Cause or by Executive for Good Reason, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) of this Section; (B) payment in an amount equal to twelve (12) months’ base salary, which may be paid in a lump sum or, at the election of the Company, in installments consistent with the payment of Executive’s salary while employed by Company; (C) payment in full of the target bonus due for the year in which Executive was terminated without Cause, subject to such payroll deductions and withholdings as are required by law; and (D) payment, for a period of six (6) months, of any health insurance benefits that Executive was receiving at the time of termination of Executive’s employment under a Company employee health insurance plan subject to COBRA. This paragraph shall not apply to (x) termination of Executive’s employment by a Related Company if Executive remains employed by Company, or (y) termination of Executive’s employment by Company if Executive remains employed by a Related Company.

(iii) Change of Control. If Company (or any successor in interest to Company that has assumed Company’s obligation under this Agreement) terminates Executive’s employment without Cause or Executive resigns for Good Reason within twelve (12) months following a Change in Control, Executive will be entitled to (A) the benefits set forth in paragraph (a)(i) and (a)(ii) of this Section, and (B) accelerated vesting of one hundred percent (100%) of any then unvested stock options and restricted stock units as may have been granted to Executive by Bio Time. This paragraph shall not apply to (x) termination of Executive’s employment by a Related Company if Executive remains employed by Company or a successor in interest, or (y) termination of Executive’s employment by Company or a successor in interest if Executive remains employed by a Related Company.

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(b) Release. The Company’s obligation to make such payments under paragraphs (a)(ii) and (a)(iii) of this Section and provide any other such benefits contemplated herein shall be contingent upon:

(i) Executive’s execution of a release in a form reasonably acceptable to the Company (the “Release”), which Release must be signed and any applicable revocation period with respect thereto must have expired by the 30th day following Executive’s termination of employment. The Release will not waive any of Executive’s rights, or obligations of the Company or its successor in interest and the Related Companies, regarding: (1) any right to indemnification and/or contribution, advancement or payment of related expenses Executive may have pursuant to the Company’s Bylaws, Articles of Incorporation, under any written indemnification or other agreement between the parties, and/or under applicable law; (2) any rights that Executive may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation, state disability or unemployment insurance benefits, or any other claims that cannot be released as a matter of applicable law; (4) rights to any vested benefits under any stock, compensation or other employee benefit plan of the Company; (5) any rights Executive may have as an existing shareholder of the Company; and (6) any claims arising after the effective date of the Release. Nothing in the Release or any other agreement between Executive and the Company will prohibit or prevent Executive from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any action for enforcement or claimed breach of this Agreement or any other legal dispute with the Company. If the Release has been signed and any applicable revocation period has expired prior to the 30th day following Executive’s termination of employment, then the severance payments above may be made on such earlier date; provided, however, that if the 30th day following Executive’s termination of employment occurs in the calendar year following the year of Executive’s termination date, then the payments shall not be made earlier than January 1 of such subsequent calendar year; and

(ii) Executive’s tendering a written resignation as a director, if serving as a director of BioTime or any Related Company, as provided in Section 7.

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(c) Section 280G of the Code.

(i) Notwithstanding anything in this Agreement to the contrary, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 5(c) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either: (A) delivered in full pursuant to the terms of this Agreement, or (B) delivered to such lesser extent as would result in no portion of the payment being subject to the Excise Tax, as determined in accordance with Section 5(b).

(ii) The determination of whether Section 5(c)(i)(A) or Section 5(c)(i)(B) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by Executive of the greater Net After-Tax Receipt (as defined herein) of the aggregate Payments. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(iii) If Section 5(c)(i)(B) is given effect, the reduction shall be accomplished in accordance with Section 409A of the Code and the following: first by reducing, on a pro rata basis, cash Payments that are exempt from Section 409A of the Code; second by reducing, on a pro rata basis, other cash Payments; and third by forfeiting any equity-based awards that vest and become payable, starting with the most recent equity-based awards that vest, to the extent necessary to accomplish such reduction.

(iv) Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5(c) shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Employee shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 5(c). The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 5(c).

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(d) Definitions. For purposes of this Section, the following definitions shall apply:

(i) “Affiliated Group” means (A) a Person and one or more other Persons in control of, controlled by, or under common control with such Person; and (B) two or more Persons who, by written agreement among them, act in conceit to acquire Voting Securities entitling them to elect a majority of the directors of Company.

(ii) “Cause” shall mean a termination of Executive’s employment based upon a finding by a majority of the Board of Directors of the Company or its successor, acting in good faith and based on its reasonable belief at the time, that Executive (a) has refused to perform the explicitly stated or reasonably assigned lawful and material duties required by Executive’s position (other than by reason of a disability or analogous condition); (b) has committed or engaged in a material act of theft, embezzlement, dishonesty or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (c) has breached a material fiduciary duty, or willfully and materially violated any other duty, law, rule, or regulation relating to the performance of Executive’s duties to the Company or material policy of the Company or its successor; (d) has been convicted of, or pled guilty or nolo contendere to, misdemeanor involving moral turpitude or a felony; (e) has willfully and materially breached any of the provisions of any agreement with the Company or its successor which causes material injury to the Company; (f) has willfully engaged in unfair competition with, or otherwise acted intentionally in a manner materially injurious to the reputation, business or assets of, the Company or its successor; or (g) has improperly induced a vendor or customer to break or terminate any material contract with the Company or its successor or induced a principal for whom the Company or its successor acts as agent to terminate such agency relationship. “Cause” shall only exist if the Company first provides Executive with written notice of any claimed ground for Cause and an opportunity to cure such ground, if curable, for thirty (30) days. For purposes of this Agreement, no act or failure to act on Executive’s part will be considered “willful” unless it is done, or omitted to be done, by Executive intentionally, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

(iii) “Change of Control” means (A) the acquisition of Voting Securities of Company by a Person or an Affiliated Group entitling the holder thereof to elect a majority of the directors of Company; provided, that an increase in the amount of Voting Securities held by a Person or Affiliated Group who on the date of this Agreement owned beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of the Voting Securities shall not constitute a Change of Control; and provided, further, that an acquisition of Voting Securities by one or more Persons acting as an underwriter in connection with a sale or distribution of such Voting Securities shall not constitute a Change of Control under this clause (A); (B) the sale of all or substantially all of the assets of Company; or (C) a merger or consolidation of Company with or into another corporation or entity in which the stockholders of Company immediately before such merger or consolidation do not own, in the aggregate, Voting Securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity); provided, however, that in no event shall any transaction described in clauses (A), (B) or (C) be a Change of Control if all of the Persons acquiring Voting Securities or assets of Company or merging or consolidating with Company are one or more Related Companies.

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(iv) “Disability” shall mean Executive’s inability to perform the essential functions of Executive’s job responsibilities for a period of one hundred eighty (180) days in the aggregate in any twelve (12) month period.

(v) “Good Reason” shall mean the occurrence of any of the following events or circumstances without Executive written consent: (i) a material diminution in Executive’s base compensation; (ii) a material diminution in Executive’s authority, duties or responsibility; (iii) a material change in the principal geographic location at which Executive must perform services from Alameda, California; (iv) any requirement that Executive engage in any illegal conduct; (v) a material breach by the Company of this Agreement or any other material written agreement between Executive and the Company; or (vi) Executive’s primary role being moved to a Related Company, unless Executive reasonably agrees to the move of the primary role, which agreement shall not be unreasonably withheld.

(vi) “Person” means any natural person or any corporation, partnership, limited liability company, trust, unincorporated business association, or other entity.

(vii) “Voting Securities” means shares of capital stock or other equity securities entitling the holder thereof to regularly vote for the election of directors (or for person performing a similar function if the issuer is not a corporation), but does not include the power to vote upon the happening of some condition or event which has not yet occurred.

6. Turnover of Property and Documents on Termination. Executive agrees that on or before termination of Executive’s employment, Executive will return to Company and all Related Companies all equipment and other property belonging to Company and the Related Companies, and all originals and copies of confidential information (in any and all media and formats, and including any document or other item containing confidential information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing confidential information) in Executive’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (c) reports, notations of the Executive, laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of Company and any Related Companies; (d) any and all intellectual property developed by Executive during the course of employment; and (e) the manual and memoranda related to the Policies. To the extent there is a conflict between this Section 6 and the Confidentiality and IP Agreement executed by the Executive, the Confidentiality and IP Agreement provision controls.

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7. Resignation as a Director on Termination of Employment. If Executive’s employment by Company is terminated for any reason or for no reason, whether by way of resignation, Disability, or termination by Company with or without Cause, and if Executive is then a member of the Board of Directors of Company or any Related Company, Executive shall within two business days after such termination of employment resign from the Board of Directors of Company and from the board of directors of each and every Related Company, by delivering to Company (and each Related Company, as applicable) a letter or other written communication addressed to the Board of Directors of Company (and each Related Company, as applicable) stating that Executive is resigning from the Board of Directors of Company (and each Related Company, as applicable) effective immediately. A business day shall be any day other than a Saturday, Sunday, or federal holiday on which federal offices are closed.

8. Arbitration. Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between Company or any Related Company and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and ( c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association. Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over Company and Executive. The location of the arbitration shall be San Francisco, California. Unless Company or a Related Company and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by the American Arbitration Association, or the Judicial Arbitration and Mediation Service (JAMS). Company, or a Related Company, if the Related Company is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys’ fees, if any. Company and any Related Company that is a party to an arbitration proceeding shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

9. Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

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10. Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement and that Executive is entering this Agreement of Executive’s own free will.

11. Complete Agreement, Modification. This Agreement is the complete agreement between Executive and Company on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s employment by Company or any Related Company and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by Company and Executive.

12. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

13. Assignability. This Agreement, and the rights and obligations of Executive and Company under this Agreement, may not be assigned by Executive. Company may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of Company’s obligations under this Agreement.

14. Survival. This Section 14 and the covenants and agreements contained in Sections 4 and 6 of this Agreement shall survive termination of this Agreement and Executive’s employment.

15. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15).

[Signatures to the Employment Agreement Are Found on the Following Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Brian Michael Culley
Brian Michael Culley

COMPANY:

BIOTIME, INC.

By:	/s/ Alfred Kingsley
Alfred Kingsley
Chair of the Board of Directors

[Signature Page to the Employment Agreement]

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